EXHIBIT 99.1

Zumiez Inc. Announces Fiscal 2025 First Quarter Results

First Quarter Comparable Sales Increased 5.5%
First Quarter North America Comparable Sales Increased 7.4%
Board Approves New Stock Repurchase Authorization

LYNNWOOD, Wash., June 05, 2025 (GLOBE NEWSWIRE) -- Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of apparel, footwear, equipment and accessories for young men and women, today reported results for the first quarter ended May 3, 2025.

Net sales for the first quarter ended May 3, 2025 (13 weeks) increased 3.9% to $184.3 million from $177.4 million in the first quarter ended May 4, 2024 (13 weeks). Comparable sales for the thirteen weeks ended May 3, 2025, increased 5.5%. Net loss in the first quarter of fiscal 2025 was $14.3 million, or $0.79 per diluted share, compared to a net loss of $16.8 million, or $0.86 per diluted share, in the first quarter of the prior fiscal year. The first quarter of 2025 was negatively impacted by $2.9 million, or approximately $0.13 per diluted share related to the settlement of a wage and hours lawsuit in California.

On May 3, 2025, the Company had cash and current marketable securities of $101.0 million compared to cash and current marketable securities of $146.6 million on May 4, 2024. The decrease was primarily driven by $50.4 million related to share repurchases and $14.7 million of capital expenditures partially offset by $17.2 million of cash flow from operations. The Company repurchased 1.8 million shares during the first quarter of 2025 at an average cost including commission of $13.82 per share and a total cost of $25.2 million.

Rick Brooks, Chief Executive Officer of Zumiez Inc., stated, “Our North American business showed resilience during the first quarter despite increased macroeconomic uncertainty following the implementation of higher tariffs. Consumers continue to respond positively to our merchandise assortments and shopping experience evidenced by strong full price selling that drove sales growth above the Q4 run rate for North America. In response to the current global trade environment, we have further diversified our North America supply chain and expect a meaningful reduction in exposure to China by the end of this year. While the potential impact on consumer sentiment from ongoing trade negotiations is unknown, we are pleased with our current momentum in North America and confident in our ability to outperform the market over the remainder of the year. Internationally, our business was tougher in the first quarter with sales turning slightly negative. We remain focused on introducing new and unique products to drive demand while controlling costs to improve margins. Consolidated results, removing the previously mentioned unplanned legal charge, exceeded the high end our guidance for both Sales and loss per share while also showing meaningful improvement to the prior year.”

May 2025 Sales

Net sales for the four-week period ended May 31, 2025, increased 0.7% compared to the four-week period ended June 1, 2024. Comparable sales for the four-week period ending May 31, 2025, increased 1.4% from the comparable period in the prior year.

Fiscal 2025 Second Quarter Outlook

Based on quarter-to-date results, current tariffs rates, and actions taken thus far to mitigate the increased costs from higher tariffs, the Company expects net sales to be in the range of $207 to $214 million and loss per share to be between $0.09 to $0.24 for the three months ending August 2, 2025. These estimates are based upon the current tariff environment as we know it today and do not consider future material changes that occur after the date of this release.

The Company currently intends to open approximately 9 new stores in fiscal 2025, including up to 6 stores in North America, 2 stores in Europe and 1 store in Australia.

Stock Repurchase Authorization

On June 4, 2025, Zumiez Inc. approved the repurchase of up to an aggregate of $15 million of common stock. The repurchase program is expected to continue through June 30, 2026 unless the time period is extended or shortened by the Board of Directors.

Conference call Information

To access the conference call, please pre-register using this link (Registration Link). Registrants will receive confirmation with dial-in details. The conference call will also be available to interested parties through a live webcast at https://ir.zumiez.com. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time. A replay of the webcast will also be available for a limited time at https://ir.zumiez.com.

About Zumiez Inc.

Zumiez is a leading specialty retailer of apparel, footwear, accessories and hardgoods for young men and women who want to express their individuality through the fashion, music, art and culture of action sports, streetwear, and other unique lifestyles. As of May 31, 2025, we operated 731 stores, including 570 in the United States, 46 in Canada, 87 in Europe and 28 in Australia. We operate under the names Zumiez, Blue Tomato and Fast Times. Additionally, we operate ecommerce web sites at zumiez.com, blue-tomato.com and fasttimes.com.au.

Safe Harbor Statement

Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the Company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the Company's future financial performance, brand and product category diversity, ability to adjust product mix, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations, but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described in the Company’s annual report on Form 10-K for the fiscal year ended February 1, 2025 as filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

ZUMIEZ INC. CONDENSED CONSOLIDATED STATEMENTS OF LOSS (In thousands, except per share amounts) (Unaudited)

	Three Months Ended
	May 3, 2025	% of Sales	May 4, 2024	% of Sales
Net sales	$184,343	100.0%	$177,388	100.0%
Cost of goods sold	129,028	70.0%	125,489	70.7%
Gross profit	55,315	30.0%	51,899	29.3%
Selling, general and administrative expenses	75,187	40.8%	72,054	40.6%
Operating loss	(19,872)	-10.8%	(20,155)	-11.3%
Interest income, net	2,255	1.2%	1,321	0.7%
Other income (expense), net	1,844	1.0%	(767)	-0.4%
Loss, before income taxes	(15,773)	-8.6%	(19,601)	-11.0%
Benefit from income taxes	(1,443)	-0.8%	(2,821)	-1.6%
Net loss	$(14,330)	-7.8%	$(16,780)	-9.4%
Basic loss per share	$(0.79)		$(0.86)
Diluted loss per share	$(0.79)		$(0.86)
Weighted average shares used in computation of loss per share
Basic	18,116		19,465
Diluted	18,116		19,465

ZUMIEZ INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)

	May 3, 2025	February 1, 2025	May 4, 2024
	(Unaudited)		(Unaudited)
Assets
Current assets
Cash and cash equivalents	$62,519	$112,668	$74,864
Marketable securities	38,443	34,890	71,757
Receivables	14,839	12,825	13,415
Inventories	149,864	146,648	146,815
Prepaid expenses and other current assets	15,525	15,354	14,177
Total current assets	281,190	322,385	321,028
Fixed assets, net	79,703	80,178	89,831
Operating lease right-of-use assets	185,901	183,235	192,607
Goodwill	15,329	15,258	15,385
Intangible assets, net	14,665	13,577	14,117
Deferred tax assets, net	10,215	8,684	11,158
Other long-term assets	12,097	11,564	12,495
Total long-term assets	317,910	312,496	335,593
Total assets	$599,100	$634,881	$656,621

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$48,981	$49,389	$62,301
Accrued payroll and payroll taxes	16,563	21,962	16,958
Operating lease liabilities	54,388	56,009	59,191
Other current liabilities	26,943	28,154	18,869
Total current liabilities	146,875	155,514	157,319
Long-term operating lease liabilities	147,398	143,812	155,040
Other long-term liabilities	6,349	6,578	6,927
Total long-term liabilities	153,747	150,390	161,967
Total liabilities	300,622	305,904	319,286

Shareholders’ equity
Preferred stock, no par value, 20,000 shares authorized; none issued and outstanding	—	—	—
Common stock, no par value, 50,000 shares authorized; 17,770 shares issued and outstanding at May 3, 2025 and 19,159 shares issued and outstanding at February 1, 2025	205,595	203,581	198,047
Accumulated other comprehensive loss	(16,746)	(23,778)	(20,025)
Retained earnings	109,629	149,174	159,313
Total shareholders’ equity	298,478	328,977	337,335
Total liabilities and shareholders’ equity	$599,100	$634,881	$656,621

ZUMIEZ INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)

	Three Months Ended
	May 3, 2025	May 4, 2024
Cash flows from operating activities:
Net loss	$(14,330)	$(16,780)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, amortization and accretion	5,387	5,561
Noncash lease expense	14,639	14,522
Deferred taxes	(1,473)	(2,590)
Stock-based compensation expense	1,828	1,675
Impairment of long-lived assets	462	101
Other	(765)	525
Changes in operating assets and liabilities:
Receivables	(758)	1,077
Inventories	(119)	(18,876)
Prepaid expenses and other assets	299	1,754
Trade accounts payable	(1,357)	21,763
Accrued payroll and payroll taxes	(5,863)	(1,458)
Income taxes payable	(259)	(797)
Operating lease liabilities	(16,588)	(17,276)
Other liabilities	(3,187)	(7,778)
Net cash used in operating activities	(22,084)	(18,577)
Cash flows from investing activities:
Additions to fixed assets	(2,219)	(2,546)
Purchases of marketable securities	(7,055)	(1,967)
Sales and maturities of marketable securities and other investments	5,086	12,510
Net cash (used in) provided by investing activities	(4,188)	7,997
Cash flows from financing activities:
Proceeds from revolving credit facilities	—	3,220
Payments on revolving credit facilities	—	(3,220)
Proceeds from issuance and exercise of stock-based awards	378	358
Payments for tax withholdings on equity awards	(192)	(130)
Repurchase of common stock, including taxes	(25,215)	—
Net cash (used in) provided by financing activities	(25,029)	228
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	1,608	(245)
Net decrease in cash, cash equivalents, and restricted cash	(49,693)	(10,597)
Cash, cash equivalents, and restricted cash, beginning of period	121,517	94,284
Cash, cash equivalents, and restricted cash, end of period	$71,824	$83,687
Supplemental disclosure on cash flow information:
Cash paid during the period for income taxes	$412	$654
Accrual for purchases of fixed assets	982	2,094

Company Contact:
Darin White
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200